                                                                     EXHIBIT (d)

                             SHAREHOLDERS' AGREEMENT


        This Shareholders' Agreement (this "Agreement") is entered into as of July 31, 2000 by and among MotorVac Technologies, Inc., a Delaware corporation (the "Company"), Erin Mills International Investment Corporation ("Erin Mills") and the directors and executive officers of the Company as listed on Schedule A attached hereto ("Management"), each of whom will remain as a shareholder after the Company's tender offer (the "Offer") for outstanding shares of its common stock (the "Common Stock") held by persons who are not parties to this Agreement. (Erin Mills and the individuals comprising Management are sometimes referred to collectively as "Shareholders" and individually as a "Shareholder").

                                    RECITALS

        A. On the date of this Agreement there are 4,558,016 shares of the Common Stock issued and outstanding, of which 3,248,423 shares are owned beneficially in the aggregate by the Shareholders (the "Shares"), including shares subject to options granted to the Shareholders by the Company that are exercisable within 60 days.

        B. The purpose of this Agreement, which is to become effective immediately following completion of the Offer, is (i) to impose certain restrictions upon the transfer of Shares in order to protect the Company from disruption in its business, management and harmonious control in the event any Shareholder attempts to dissolve the Company or seeks to dispose of his or its Shares, and (ii) to provide for certain options and obligations with respect to the redemption or purchase of Shares upon the occurrence of certain events.

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Restrictions on Transfer.

        1.1 Option to Company.

            (a) Except as provided in Section 2, no Shareholder shall sell, transfer, assign, or in any other way alienate any of his or its Shares or any right or interest therein, whether voluntarily or involuntarily or by operation of law, without the prior written consent of the Company and a majority of the other Shareholders, unless such Shareholder (the "Offering Shareholder") shall first have given written notice (the "Transfer Notice") by hand delivery or certified mail to the Company of his or its intention to do so. The Transfer Notice must name the proposed transferee, specify the number of Shares to be transferred (the "Offered Shares"), the price per Share, and the terms of payment, together with a copy of any written instrument or agreement involved. The notice must be given to an officer of the Company other than the Offering Shareholder. Within 20 days after receipt of the Transfer Notice, a meeting of the board of directors of the Company shall be held for the purpose of considering the proposed transfer. If the Offering Shareholder is a director of the

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Company, he shall not vote at the meeting, or if his vote is required to achieve a valid board of directors action, he shall vote in accordance with the majority of the other directors. For the 30 days immediately following the receipt of the Transfer Notice, the Company shall have the option to purchase the Offered
Shares at the price and terms stated in the Transfer Notice. If part or all of the consideration to be paid for the Offered Shares as stated in the Transfer Notice is other than cash, the price stated in the Transfer Notice shall be deemed to be the sum of the cash consideration, if any, specified in the Transfer Notice plus the fair market value of the non-cash consideration, which shall be as determined by the board of directors in good faith.

            (b) The right of first refusal of the Company shall be exercised by delivering to the Offering Shareholder, within the above-described 30 day period, a written notice of election to purchase the applicable Offered Shares.

            (c) Notwithstanding the restrictions on hypothecation or pledging of Shares in paragraph 1.1(a), a Shareholder may, without the need for consent of the Company or the other Shareholders, pledge, hypothecate, transfer as collateral or grant a security interest in some or all of his shares to a bank or other lending institution engaged in the active conduct of banking, as security for a loan or extension of credit.

        1.2 Purchase Option to Other Shareholders. If the option is not exercised by the Company as to all of the Offered Shares within the 30-day period, notice of the contemplated transfer shall be given forthwith by the Offering Shareholder by hand delivery or certified mail to all of the remaining Shareholders of the Company that are party to this Agreement (the "Other Shareholders"). Such Other Shareholders shall have, for the 20 day period following receipt of the notice, the option to purchase any Offered Shares not purchased by the Company (the "Remaining Shares") at the price and on the terms set forth in the Transfer Notice. Within 20 days after receipt of the Transfer Notice, any such Other Shareholder desiring to acquire any part or all of the Remaining Shares shall deliver to the Company and the Offering Shareholder a written election to purchase the Remaining Shares or a specified number thereof. If the total number of Shares specified in the elections by the Other Shareholders exceeds the number of Remaining Shares, each electing Other Shareholder shall have priority to purchase, up to the number of Shares specified in his or its notice of election, such portion of the Remaining Shares as the number of Shares owned by the electing Other Shareholder at such date bears to the total number of Shares owned by all such Other Shareholders electing to purchase.

        1.3 Right of Co-Sale.

            (a) To the extent the Company and the Other Shareholders do not exercise their respective purchase options as to all of the Offered Shares pursuant to Sections 1.1 and 1.2, then each Other Shareholder (each a "Selling Shareholder" for purposes of this subsection 1.3) which notifies the Offering Shareholder in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 1.2, shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Shareholder's notice to the Offering Shareholder shall indicate the number of Shares the Selling Shareholder wishes to sell under his or its right to participate. To the extent one or more of the Other Shareholders exercise

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such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Offering Shareholder may sell shall be correspondingly reduced.

            (b) Each Selling Shareholder may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Shares of Common Stock owned by the Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Shares owned by the Offering Shareholder and all of the Selling Shareholders on the date of the Transfer Notice.

            (c) Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Offering Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares which such Selling Shareholder elects to sell.

            (d) The stock certificate or certificates that the Selling Shareholder delivers to the Offering Shareholder pursuant to Section 1.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Offering Shareholder shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholders is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase Shares or other securities from a Selling Shareholder exercising its rights of co-sale hereunder, the Offering Shareholder shall not sell to such prospective purchaser any Shares unless and until, simultaneously with such sale, the Offering Shareholder shall purchase such Shares or other securities from such Selling Shareholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

        1.4 Non-Exercise of Rights. To the extent that the Company and the Other Shareholders have not exercised their rights to purchase all of the Offered Shares or the Remaining Shares within the time periods specified in Sections 1.1 and 1.2 and the Other Shareholders have not exercised their rights to participate in the sale of the Offered Shares or the Remaining Shares within the time periods specified in Section 1.3, the Offering Shareholder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares subject to the provisions and restrictions contained in this Agreement. In the event the Offering Shareholder does not consummate the sale or disposition of the Offered Shares within the thirty (30) day period from the expiration of these rights, the Company's and Other Shareholders' rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Offering Shareholder until such rights lapse in accordance with the terms of this Agreement.

        1.5 Bankruptcy. All proposed judicial transfers and sales of Shares by order of any court in bankruptcy ("Order") shall be subject to the terms of this Agreement. In the event a sale or transfer is proposed pursuant to an Order, all of the terms of the preceding Sections shall apply with

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the following modification. Instead of a Transfer Notice being delivered to the
Company, a copy of the Order shall be delivered to the Company by the proposed transferee which shall state the name and address of the proposed transferee and specify the number of Offered Shares to be sold, the price per Share and the terms of proposed transfer. For all other purposes of this Section 1.5 the receipt of the Order shall be treated as the receipt of a Transfer Notice. All proposed transfers pursuant to an Order which do not set forth a purchase price capable of valuation which would allow the Company and the Other Shareholders to exercise their options hereunder are expressly prohibited.

        1.6 Drag-Along Rights. In the event that four of the Company's five directors as set forth in Section 8.1 approve a Sale of the Company (as defined below), then they shall be permitted to require the Shareholders to join in the Sale of the Company by selling their Shares on the terms so approved and waiving any dissenter's or appraisal rights, and each Shareholder agrees to consent to and raise no objection against the Sale of the Company and cause their designees on the Company's Board of Directors to take all necessary action to approve such Sale of the Company. "Sale of the Company" means the sale of the Company to a third party who is not an affiliate of the Company, whether by way of the sale of all or substantially all of the consolidated assets of the Company or the sale of all or substantially all of the securities of the Company (whether directly or by way of merger, consolidation or reorganization).

2. Permitted Transfers.

        2.1 Permitted Transferees. Any Shareholder may, upon prior notice to the Company, and upon execution by the transferee of a written assumption of the obligations hereunder applicable to such Shares, transfer his Shares to a revocable trust as to which such Shareholder retains voting and investment power (which powers of revocation, voting and investment may be shared with such Shareholder's spouse), for the exclusive benefit of himself, spouse or one or more issue, or to a charitable remainder trust of which the Shareholder remains a life income beneficiary.

        2.2 Transferee Bound By Agreement. Any transferee permitted under
Section 2.1 above shall receive and hold the Offered Shares as an additional Shareholder subject to the terms of this Agreement.

3. Initiation of Action for Dissolution.

        3.1 Entity Option. If any Shareholder, or any successor thereto, brings an action for dissolution of the Company (the "Dissolving Shareholder"), whether or not any basis in law exists for such an action the Company shall have the option to purchase the Shares of the Dissolving Shareholder at the price and on the terms specified in Sections 4 and 5. The Company shall have 30 days after receipt of service of process with respect to the action to exercise its options. If the Company exercises the option, it may not purchase less than all of the Dissolving Shareholder's Shares unless the Other Shareholders exercise their option (as provided in Section 3.2) and concurrently purchase the Remaining Shares.

        If the Dissolving Shareholder is a director of the Company, he shall not vote at any board meeting called to consider the exercise of the Company's option, unless his vote (or written consent) is required to achieve a valid board of directors' action, in which case he shall vote in accordance with the majority (if any) of the other directors.

        3.2 Shareholder Option. If the option of the Company pursuant to Section
3.1 with respect to a Dissolving Shareholder is not exercised in full, the Company shall give, within the 30-day option period, written notice of that fact to the Other Shareholders, who shall then have the option to purchase the Shares at the same terms and price as applicable to the Company. Within 20 days after the mailing of such notice, any Shareholder desiring to acquire any or all of the Shares shall deliver to the Company a written election to purchase the Shares or a specified number thereof. If the total number of Shares specified in such elections exceeds the number of Shares available for purchase, each electing Shareholder shall have priority, up to the number of Shares specified in his

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or its notice of election to purchase, to such proportion of the Shares to be transferred as the number of the Shares held by all Other Shareholders electing to purchase. As soon as figures can be determined, the Company shall notify each electing Shareholder of the number of Shares as to which his or its election was effective.

4. Purchase on Death or Termination of Employment.

        4.1 Company's Purchase Offer. Within 120 days (i) after the death of a Shareholder or (ii) the termination for any reason of employment of or by a Shareholder who is an employee or other service provider of the Company, including a member of the Company's board of directors (in either case a "Resigning Employee"), the Company shall make an offer to purchase all of the Shares of a deceased Shareholder or Resigning Employee at the price and upon the terms of payment provided by Sections 6 and 7. The Company's obligation to offer to purchase the Shares of a deceased Shareholder or Resigning Employee is subject to the restrictions and limitations governing the right of a corporation to purchase its own stock and such other pertinent legal restrictions as are now or may hereafter become effective. If the Company is not able to purchase all of the Shares of a deceased Shareholder or Resigning Employee by reason of any such restrictions, then it shall offer to purchase such Shares as it is legally permitted. In the case of a deceased Shareholder, within the later of (i) thirty
(30) days from the determination by the Company of its inability to purchase all of such Shares, or (ii) 120 days after the death of the deceased Shareholder, the surviving Shareholders shall offer to purchase pro rata all of the deceased Shareholder's remaining Shares, at the price provided by Section 6 and on the terms provided by Section 7. Such pro ration shall be based on the number of the Company's Shares held by such Shareholders on the date of such purchase. If the Company's good faith offer to purchase the Shares of any deceased Shareholder or Resigning Employee pursuant to this Section is rejected, the Company shall have no further obligation to purchase such Shares.

        4.2 Approvals and Transfer of Shares. If payment is to be made to the personal representative of the deceased Shareholder, then, as soon as the price of the Shares is determined, the personal representative shall apply for and obtain any necessary court approval or confirmation of the purchase of the Shares. If payment is to be made to a trustee, the trustee shall take whatever steps may be necessary or appropriate to carry out the purchase in accordance with the terms of this Agreement. Upon receipt of payment of the purchase price in cash or cash and a note as provided by Section 7.1 hereof, the personal representative or trustee or other permitted transferee, as the case may be, shall endorse the certificates representing the Shares and deliver them to the Company and/or to the surviving Shareholders, as the case may be.

5. Death or Divorce of Spouse of Shareholder.

        5.1 Option to Spouse. In the event of the death of the spouse of a Shareholder, or the marital dissolution or legal separation of a Shareholder and his or her spouse results in the passing of any interest in the Shares to someone other than such Shareholder or a trust for which such Shareholder is a beneficiary, or results in the acquisition of any Shares by such spouse, such Shareholder shall have the option to purchase from such third person or spouse, or the legal representative of such spouse's estate any or all of the Shares so passing, at the price and in the manner provided in Sections 6 and 7. The option of such Shareholder to purchase shall be exercisable within thirty (30) days after such Shareholder receives written evidence of the death of the spouse or of the entry of the final or preliminary decree of dissolution or legal separation which

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purports to transfer rights in the Shares, and shall be exercised by delivering written notice of such exercise within such 30-day period to such third person or his or her spouse or the legal representative of such spouse's estate.

        5.2 Option to Company. If such Shareholder does not exercise his or her option to purchase all of the Shares as set forth above, he or she shall notify the Company within such 30-day period. For a period of fifteen (15) days following receipt of such notice (or for a period of fifteen (15) days following the failure or termination of any unsuccessful attempt to exercise), the Company shall have the option to purchase any of the Shares not purchased by such Shareholder at the price and in the manner provided for in Sections 6 and 7, exercisable by delivery of written notice of such exercise to such third person, such spouse, or the legal representative of such spouse's estate. The right of the Company to purchase the Shares shall not be conditioned upon its receipt of notice from such Shareholder as provided in this Section 5.2, but shall be subject to the restrictions governing the right of a corporation to purchase its own stock and such other pertinent legal restrictions as are now or may hereafter become effective.

        5.3 Option to Other Shareholders. If any of the Shares are not purchased by the Company, the Company shall notify the Shareholders who did not have an option to purchase pursuant to Section 5.1 (the "Other Shareholders") in writing within its 15-day option period. For a period of fifteen (15) days following receipt of such notice from the Company, it being understood that their option shall not be conditioned upon delivery of such notice, the Other Shareholders shall have the option to purchase any of the Shares not purchased by the Company at the price and in the manner provided in Sections 6 and 7, exercisable by delivery of written notice of such exercise to such third person, spouse, or legal representative of the spouse's estate. The option of each Other Shareholder shall be in such proportion as his or her Shares in the Company bears to the Shares of the Other Shareholders. If any Other Shareholder shall elect not to purchase such Shares, or any portion thereof, the remaining Other Shareholders shall have the option to purchase such shares in proportion to the ownership of Shares between them in accordance with the terms and procedures set forth in Section 1 to the extent possible.

6. Offer to Purchase. Whenever this Agreement calls for the Company to offer to purchase Shares, the Board of Directors shall determine the fair market value of the Shares for which the offer will be made in good faith based on the information then available to the Board. No discount shall be taken for minority or lack of marketability in determining the fair market value of such Shares.

7. Payment of Purchase Price and Transfer of Shares.

        7.1 Payment. The purchase price of the Shares shall be paid as follows:

            (a) If there is a sale pursuant to Section 1, in the manner set forth in the Transfer Notice.

            (b) If there is any other sale pursuant to this Agreement, each purchaser (including the Company) may elect for itself to pay the purchase price for the Shares it is acquiring either (i) in all cash, or (ii) as follows:

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                (1) In the event of any other purchase, each purchaser may elect to pay at the closing 20% of the purchase price of the Shares purchased and the balance of such purchase price shall be evidenced by such purchaser's promissory note. Such promissory note(s) shall bear interest at the lowest of 2% over (a) the then most recently issued five-year U.S. Treasury Bill rate, (b) the "Applicable Federal Rate" for federal income tax purposes or (c) the maximum amount permitted by law, and shall be payable in five equal annual installments, principal and interest included. Any note given by a purchasing Shareholder shall be secured by a pledge or other valid perfected security interest in the Shares purchased.

                (2) The party selling the Shares shall warrant good and marketable title to the Shares, free of liens, claims and encumbrances, except as created by this Agreement or subsequent agreements by the parties hereto, or as are imposed by state and federal securities laws.

        7.2 Closing of Purchase and Sale Transaction. In the event of multiple purchases, the parties shall cooperate to effectuate a single closing of all acquisitions. At the closing, the purchaser(s) of the Shares shall deliver cash and other documents required by this Agreement, and the party selling Shares shall deliver the certificates representing the Shares of the Company to be sold, duly endorsed for transfer (and accompanied by such other assurances or certificates as may be reasonably requested), subject to the satisfaction of the Company or its counsel.

8. Voting Rights.

        8.1 The board will consist of five directors. The parties will promptly nominate a replacement in the case that a vacancy arises on the board of directors.

        8.2 Two directors will be nominees from Erin Mills, one director will be a member or the nominee of the Management group, and two directors will be unaffiliated with either Erin Mills or Management. The outside directors will be selected by mutual and unanimous agreement of the Erin Mills directors and the Management director.

        8.3 All directors will be elected for a two year term.

9. Related Party Transactions.

        9.1 Proposed transactions between the Company and a Shareholder (including sales, stock purchase and loans) must be approved by a majority of the directors (other than the affected Shareholder).

        9.2 Transactions at market terms in the ordinary course of the Company's business shall not be subject to the terms of subsection 9.1 above.

10. Cooperation with Tender Offer. Each of the Shareholders agrees to cooperate with the Company in connection with the Offer and to refrain from tendering his or its Shares in connection with such Offer.


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11. Termination of Agreement.

        11.1 Events of Termination. This Agreement shall terminate upon the occurrence of any of the following:

            a. At any time upon the joint election of the Company and all of the Shareholders.

            b. Upon the dissolution, bankruptcy, or insolvency of the Company.

            c. At such time as all of the Shares are owned beneficially by one person.

        Upon termination of this Agreement, the Shareholders may surrender to the Company any remaining certificates for Shares and the Company shall issue new certificates for an equal number of Shares without the legend set forth in
Section 12.1.

        11.2 Rights and Obligations Following Termination. Upon the termination of this Agreement, all rights and obligations of all of the parties hereunder (including, without limitation, the Company and all Shareholders who are party to this Agreement) from and after the date of termination shall terminate and cease, and this Agreement shall be of no further force and effect whatsoever, except that all parties shall remain obligated with respect to the purchase of Shares which have been purchased (or where an event has occurred giving rise to the obligation to purchase) prior to the effective date of termination hereunder.

12. Miscellaneous


        12.1 Legend. It is understood that the certificates evidencing the Shares may bear the following legend:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES ("STATE ACTS"). THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED FOR VALUE DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE ACTS, OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF MOTORVAC TECHNOLOGIES, INC. THE SALE, TRANSFER OR HYPOTHECATION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT, COPIES OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF MOTORVAC TECHNOLOGIES, INC.

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        12.2 Accounting. The Company will continue to prepare audited financial statements in accordance with generally accepted accounting principles.

        12.3 Notices. Any notices required or permitted under this Agreement shall be in writing and shall be deemed delivered to the party to whom directed on the date of service if hand delivered or if sent by facsimile transmission, or 3 days after mailing if sent first class (or first class international mail in the case of notices sent outside the country of origin), postage prepaid and addressed as follows:

            If to the Company:

            MotorVac Technologies, Inc.
            1431 S. Village Way
            Santa Ana, California  92705
            Attn: Lee Melody

            If to the Shareholders, to the respective addresses listed on the books and records of the Company, or to such other address as may be designated by notice in the manner herein provided.

        12.4 Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and their permitted successors, and assigns.

        12.5 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        12.6 Entire Agreement; Amendment. This Agreement evidences the entire agreement of the parties hereto concerning the matters covered herein and supersedes all prior agreements or understandings. It may be amended at any time only by the written consent of all of the parties hereto.

        12.7 Attorneys' Fees. In the event of any dispute relating to this Agreement, the prevailing party shall be entitled to recover his reasonable attorneys' fees and costs.

        12.8 California Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law provisions of such state.

        12.9 Mediation. Any dispute that the Shareholders and the Company are unable to resolve shall be submitted by any Shareholder or the Company to nonbinding mediation administered by the AAA (the "AAA") under its Commercial Mediation Rules. The mediation will be held in Orange County, California. The Shareholders will mutually determine the mediator from a list of mediators obtained from the AAA. If the Shareholders are unable to agree on the mediator, the mediator will be selected by the AAA with a preference for selecting a retired federal district judge or state superior court judge as the mediator. Any mediation initiated under this Section will be concluded

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within 30 days of the filing by a Shareholder of a written request to the AAA for mediation. Each Shareholder will pay its own costs plus an equal share of the cost of the mediator and the mediation facilities.

        12.10 Arbitration. If a dispute is not resolved through mediation under
Section 12.9 above or if the Shareholders waive mediation, such dispute shall be submitted by any Shareholder to binding arbitration administered by the AAA under its Commercial Arbitration Rules, to the extent not modified by this
Section 12.10, before a single arbitrator. The Shareholders will mutually determine the arbitrator from a list of arbitrators obtained from the AAA. If the Shareholders are unable to agree on the arbitrator, the arbitrator will be selected by the AAA with a preference for selecting a retired federal district judge or state superior court judge as the arbitrator.

        12.11 Headings. The headings and captions of this Agreement are for convenience only and shall not limit or define the contents of this Agreement.

        12.12 Number and Gender. As used in this Agreement, the masculine shall include the feminine, and vice versa, the neuter shall include the masculine and feminine, and vice versa, and the singular shall include the plural, and vice versa.

        12.13 Corporate Restrictions on Purchase. The obligation of the Company to purchase Shares hereunder is subject to the California Corporations Code and such other pertinent legal restrictions as are now or may hereafter exist.

        12.14 Section References. Unless otherwise expressly provided, all references herein to section numbers refer to section numbers of this Agreement.

        12.15 Specific Performance. The parties acknowledge that monetary damages alone would be an insufficient remedy in the event of a breach of this Agreement, and therefore agree that the purchase and sale of the Shares in accordance with the terms of this Agreement shall be specifically enforceable. The parties further agree that any sale or disposition of the Shares which does not strictly comply with the terms of this Agreement may be specifically restrained, and that the equitable relief provided for in this Section shall not in any way limit or deny any other remedy at law or in equity that a party might otherwise have.

        12.16 Counterparts. This Agreement may be executed in any number of counterparts, including electronically transmitted counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

        12.17 Severability. The invalidity of any provision of this Agreement shall in no way affect the validity of any other provisions hereof.

        IN WITNESS WHEREOF, the undersigned have executed this Shareholders Agreement as of the date first above written.

                                            "Company"


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                                            MOTORVAC TECHNOLOGIES, INC.


                                            By /s/ LEE W. MELODY
                                               ---------------------------------
                                                   Lee W. Melody

                                            ERIN MILLS INTERNATIONAL
                                               INVESTMENT CORPORATION


                                            By /s/ STEVEN GREAVES
                                               ---------------------------------
                                                   Steven Greaves


                                               /s/ LEE MELODY
                                               ---------------------------------
                                                   Lee Melody, Shareholder


                                               /s/ DAVID NELSON
                                               ---------------------------------
                                                   David Nelson, Shareholder


                                               /s/ MICHAEL ARKELL
                                               ---------------------------------
                                                   Michael Arkell, Shareholder


                                               /s/ JOHN (JACK) ROME
                                               ---------------------------------
                                                   John (Jack) Rome, Shareholder


                                               /s/ ROMY LAXAMANA
                                               ---------------------------------
                                                   Romy Laxamana, Shareholder


                                               /s/ STEPHEN GREAVES
                                               ---------------------------------
                                                   Stephen Greaves, Director


                                               /s/ RONALD MONARK
                                               ---------------------------------
                                                   Ronald Monark, Director


                                               /s/ GERALD QUINN
                                               ---------------------------------
                                                   Gerald Quinn, Director


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

                                               /s/ A.J. "RUDY" WOLF
                                               ---------------------------------
                                                   A.J. "Rudy" Wolf, Director


                                               /s/ LEE MELODY
                                               ---------------------------------
                                                   Lee Melody, Director

                                   SCHEDULE A

                             Schedule of Management


        Executive Officers          Lee Melody
                                    David Nelson
                                    Michael Arkell
                                    John Rome
                                    Romy Laxamana


        Directors                   Stephen Greaves
                                    Ronald Monark
                                    Gerald Quinn
                                    A.J. "Rudy" Wolf
                                    Lee Melody


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